Exhibit 5.2

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000
BEIJING BRUSSELS DUBAI FRANKFURT JOHANNESBURG LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SEOUL SHANGHAI WASHINGTON

September 3, 2020

Renasant Corporation

209 Troy Street

Tupelo, MS 38804

Ladies and Gentlemen:

We have acted as counsel to the Underwriters named in the Underwriting Agreement (as defined below) in connection with the registration by Renasant Corporation, a Mississippi corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), of $100,000,000 in aggregate principal amount of the Company’s 4.50% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”) issued pursuant to the Subordinated Indenture, dated as of August 22, 2016 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of September 3, 2020 (the “Third Supplemental Indenture”) between the Company and the Trustee (the Base Indenture, as supplemented by the Third Supplemental Indenture, the “Indenture”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-227386), filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2018 (such registration statement, as amended and supplemented to the date hereof, the “Registration Statement”).

We have reviewed:

(i) the Underwriting Agreement, dated August 31, 2020, between the Company and Piper Sandler & Co., individually and as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”);

(ii) the Registration Statement;

(iii) the preliminary prospectus, consisting of the prospectus, dated September 17, 2018 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated August 31, 2020, with respect to the offer and sale of the Notes, filed with the Commission on August 31, 2020 pursuant to Rule 424(b) under the Act;

(iv) the pricing information, comprised of (i) the aggregate principal amount of the Notes sold pursuant to the Underwriting Agreement, (ii) the public offering price of the Notes, and (iii) the underwriting discounts and commissions, in each case as reflected on the cover page of the Prospectus;

Renasant Corporation

September 3, 2020

(v) the final prospectus, consisting of the Base Prospectus as supplemented by the final prospectus supplement, dated August 31, 2020, with respect to the offer and sale of the Notes, filed with the Commission on September 1, 2020 pursuant to Rule 424(b) under the Act;

(vi) the Base Indenture and the Third Supplemental Indenture; and

(vii) an executed copy of the Global Note representing the Notes.

We also have reviewed such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Base Indenture and the Third Supplemental Indenture. We have assumed further that the information, representations and warranties contained in the agreements, instruments, records, certificates and other documents we have reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have assumed further that (i) the Company is duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the Notes, as applicable, and (ii) the Company has duly authorized, executed and delivered the Indenture and the Notes (insofar as the law of the State of Mississippi is applicable to the execution and delivery thereof). We have assumed further that the execution and delivery of the Indenture and the Notes by the Company and the performance by the Company of its obligations thereunder do not and will not violate or contravene any judgment, order, decree or permit issued by any court, arbitrator or governmental or regulatory authority, or conflict with or result in the breach of, or constitute a default under, any contract or other instrument binding on or affecting the Company or any subsidiary thereof or any of their respective properties or assets.

With respect to all matters of Mississippi law, we note that you are relying on an opinion of Phelps Dunbar LLP, dated as of even date herewith, which opinion is filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K which is incorporated by reference in the Registration Statement.

Renasant Corporation

September 3, 2020

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, insofar as the law of the State of New York is concerned, when the Notes have been (a) duly authenticated by the Trustee in accordance with the Indenture and (b) duly issued and delivered by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K which is incorporated by reference in the Registration Statement. We also hereby consent to the references to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP